Exhibit 10.21

LOAN GUARANTY

1. Obligations Guaranteed. For consideration, the adequacy and sufficiency of which is acknowledged, the undersigned (“Guarantor”) unconditionally guarantees and promises to pay to Union Bank of California, N.A. (“Bank”) on demand, in lawful United States money, all principal, interest, attorneys’ fees, expenses and other sums due or to become due pursuant to any or all of the following: (a) that certain promissory note payable to Bank executed on or about the date of this Guaranty by

                                     SHAKED HOLDINGS, LLC

(“Borrower”) in the original principal amount of         NINE MILLION FIVE HUNDRED NINETY-SIX THOUSAND TWO HUNDRED FIFTY AND NO/100                                                                          Dollars ($   9,596,250.00  );

(b) that certain deed of trust in favor of Bank executed on or about the date of this Guaranty securing the promissory note; (c) any environmental compliance agreement and all other documents or instruments executed in connection with the promissory note; (d) all extensions, renewals and modifications of any of the foregoing (individually and collectively, the “Obligations”), whether due or not due, absolute or contingent, liquidated or unliquidated, legal or equitable, whether Borrower is liable individually or jointly or with others, whether incurred before, during or after any bankruptcy, reorganization, insolvency, receivership or similar proceeding (“Insolvency Proceeding”), and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable, together with all expenses of, for and incidental to collection, including reasonable attorneys’ fees. This Guaranty is in addition to and independent of any other guaranty previously, concurrently or hereafter given to Bank by Guarantor.

2. Reinstatement. All of Bank’s rights pursuant to this Guaranty continue with respect to amounts previously paid to Bank on account of any Obligations which are thereafter restored or returned by Bank, whether in an Insolvency Proceeding of Borrower or for any other reason, all as though such amounts had not been paid to Bank, and Guarantor’s liability under this Guaranty (and all its terms and provisions) shall be reinstated and revived, notwithstanding any surrender or cancellation of this Guaranty. Bank, in its sole discretion, may determine whether any amount paid to it must be restored or returned; provided, however, that if Bank elects to contest any claim for return or restoration, Guarantor agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection with such contest. If any Insolvency Proceeding is commenced by or against Borrower or Guarantor, at Bank’s election, Guarantor’s obligations under this Guaranty shall immediately and without notice or demand become due and payable, whether or not then otherwise due and payable.

3. Authorization. Guarantor authorizes Bank, without notice and without affecting Guarantor’s liability under this Guaranty, from time to time, whether before or after any revocation of this Guaranty, to (a) renew, compromise, extend, accelerate, release, subordinate, waive, amend and restate, or otherwise amend or change, the interest rate, time or place for payment or any other terms of all or any part of the Obligations; (b) accept delinquent or partial payments on the Obligations; (c) take or not take security or other credit support for this Guaranty or for all or any part of the Obligations, and exchange, enforce, waive, release, subordinate, fail to enforce or perfect, sell, or otherwise dispose of any such security or credit support; (d) apply proceeds of any such security or credit support and direct the order or manner of its sale or enforcement as Bank, in its sole discretion, may determine; and (e) release or substitute Borrower or any guarantor or other person or entity liable in respect of all or any part of the Obligations.

4. Waivers. To the maximum extent permitted by law, Guarantor waives (a) all rights to require Bank to proceed against Borrower or any other guarantor or proceed against, enforce or exhaust any security for the Obligations or to marshal assets or to pursue any other remedy in Bank’s power whatsoever; (b) all defenses arising by reason of any disability or other defense of Borrower, the cessation for any reason of the liability of Borrower, any defense that any other indemnity, guaranty or security was to be obtained, any claim that Bank has made Guarantor’s obligations more burdensome or more burdensome than Borrower’s obligations, and the use of any proceeds of the Obligations other than as intended or understood by Bank or Guarantor; (c) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and all notices or demands to which Guarantor might otherwise be entitled; (d) all conditions precedent to the effectiveness of this Guaranty; (e) all rights to file a claim in connection with the Obligations in an Insolvency Proceeding filed by or against Borrower; (f) all rights to require Bank to enforce any of its remedies and (g) until the Obligations are satisfied or fully paid, with such payment not subject to return: (i) all rights of subrogation, contribution, indemnification or reimbursement, (ii) all rights of recourse to any assets or property of Borrower or to any collateral or credit support for the Obligations, (iii) all rights to participate in or benefit from any security or credit support Bank may have or acquire and (iv) all rights, remedies and defenses Guarantor may have or acquire against Borrower. Guarantor understands that if Bank forecloses by trustee’s sale on a deed of trust securing any of the Obligations, Guarantor would then have a defense preventing Bank from thereafter enforcing Guarantor’s liability for the unpaid balance of the secured Obligations. This defense arises because the trustee’s sale would eliminate Guarantor’s right of subrogation, and therefore Guarantor would be unable to obtain reimbursement from Borrower. Guarantor specifically waives this defense and all rights and defenses that Guarantor may have because the Obligations are secured by real property. This means, among other things: (a) Bank may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; and (b) if Bank forecloses on any real property collateral pledged by Borrower: (i) the amount of the Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (ii) Bank may collect from Guarantor even if Bank, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or similar laws in other states.

5. Guarantor to Keep Informed. Guarantor warrants having established with Borrower adequate means of obtaining, on an ongoing basis, such information as Guarantor may require concerning all matters bearing on the risk of nonpayment or nonperformance of the Obligations. Guarantor assumes sole, continuing responsibility for obtaining such information from sources other than from Bank. Bank has no duty to provide any information to Guarantor until Bank receives Guarantor’s written request for specific information in Bank’s possession and Borrower has authorized Bank to disclose such information to Guarantor.

6. Subordination. All liabilities and commitments of Borrower to Guarantor, which presently or in the future may exist (“Guarantor’s Claims”) are hereby subordinated to the Obligations. At Bank’s request, Guarantor’s Claims will be enforced, and performance thereon received by Guarantor only as a trustee for Bank, and Guarantor will promptly pay over to Bank all proceeds recovered for application to the Obligations without reducing or affecting Guarantor’s liability under other provisions of this Guaranty.

H-S ~~7. Security. To secure Guarantor’s obligations under this Guaranty, Guarantor grants Bank a security interest in all illegible, general and special deposits, instruments, and other property of Guarantor at any time maintained with or held by Bank, and all proceeds of the foregoing.~~

H-S 8. Authorization. Where Borrower is a corporation, partnership or other entity, Bank need not inquire into or verify the powers or authority of those acting or purporting to act on behalf Borrower, and this Guaranty shall be enforceable with respect to any Obligations Bank grants or creates in reliance on the purported exercise of such powers or authority.

9. Assignments. Without notice to Guarantor, Bank may assign the Obligations and this Guaranty, in whole or in part, and may disclose to any prospective or actual purchaser of all or part of the Obligations any and all information Bank has or acquires concerning Guarantor, this Guaranty and any security for this Guaranty.

10. Counsel Fees and Costs. The prevailing party shall be entitled to attorneys’ fees (including a reasonable allocation for Bank’s internal counsel), and all other costs and expenses which it may incur in connection with the enforcement or preservation of its rights under, or defense of, this Guaranty or in connection with any other dispute or proceeding relating to this Guaranty, whether or not incurred in any Insolvency Proceeding, arbitration, litigation or other proceeding.

11. Married Guarantors. By executing this Guaranty a Guarantor who is married agrees that recourse may be had against his or her separate and community property for all his or her obligations under this Guaranty.

12. Multiple Guarantors/Borrowers. When there is more than one Borrower named herein, or when this Guaranty is executed by more than one Guarantor, then the words “Borrower” and Guarantor,” respectively, shall mean all and any one or more of them, and their respective successors and assigns, including debtors-in-possession and bankruptcy trustees, and words used herein in the singular shall be considered to have been used in the plural where the context and construction so requires in order to refer to more than one Borrower or Guarantor, as the case may be.

13. Integration/Severability/Amendments. This Guaranty is intended by Guarantor and Bank as the complete, final expression of their agreement concerning its subject matter. It supersedes all prior understandings or agreements with respect thereto and may be changed only by a writing signed by Guarantor and Bank. No course of dealing, or parol or extrinsic evidence shall be used to modify or supplement the express terms of this Guaranty. If any provision of this Guaranty is found to be illegal, invalid or unenforceable, such provision shall be enforced to the maximum extent permitted, but if fully unenforceable, such provision shall be severable, and this Guaranty shall be construed as if such provision had never been a part of this Guaranty and the remaining provisions shall continue in full force and effect.

14. Joint and Several. If more than one Guarantor signs this Guaranty, the obligations of each under this Guaranty are joint and several, and independent of the Obligations and of the liabilities and commitments of any other person or entity. A separate action or actions may be brought and prosecuted against any one or more guarantors, whether action is brought against Borrower or other guarantors of the Obligations, and whether Borrower or others are joined in any such action.

15. Notice. Any notice given by any party under this Guaranty shall be effective only upon its receipt by the other party and only if (a) given in writing and (b) personally delivered or sent by United States mail, postage prepaid, and addressed to Bank or Guarantor at their respective addresses for notices indicated below. Guarantor and Bank may change the place to which notices, requests, and other communications are to be sent to them by giving written notice of such change to the other.

16. California Law. This Guaranty shall be governed by and construed according to the laws of California, and, except as provided in any alternative dispute resolution agreement executed between Guarantor and Bank, Guarantor submits to the nonexclusive jurisdiction of the state or federal courts in California.

17. Dispute Resolution. This Guaranty hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Guarantor and Bank.

Executed as of DECEMBER 11, 2002. Guarantor acknowledges having received a copy of this Guaranty and having made each waiver contained in this Guaranty with full knowledge of its consequences, WORLD OF JEANS & TOPS

BY: /s/ Hezy Shaked C.E.O.
TITLE

BY:
TITLE

UNION BANK OF CALIFORNIA, N.A. BY: illegible TITLE: VP

Address for Notices to Bank		Address for Notices to Guarantor

ATTN:	COMMERCIAL REAL ESTATE LOAN SUPPORT 18300 VON KARMAN SUITE 200 IRVINE, CA 92612	2502 BARRANCA PARKWAY IRVINE, CA 92606 Tax ID: 47-0893134

March 9, 2011

World of Jeans & Tops

2502 Barranca Parkway

Irvine, CA 92606

RE: SHAKED HOLDINGS LLC

Obligor # 8298512718/0000000001

Dear Guarantor,

We have received a notice canceling and/or revoking the Loan Guaranty dated December 11, 2002, in the amount of $9,596,250.00, executed by you for the obligations of Shaked Holdings, LLC.

Attached is an original Guaranty. The Bank acknowledges that the Guaranty shall be of no further effect.

Sincerely yours,

Union Bank, N.A.

By:	/s/ Michele O’Leary
Michele O’Leary
Senior Vice President

Commercial Loan and Trade Services P.O. Box 30115 Los Angeles, CA 90030 A member of MUFG, a global financial group	Tel. 323 720 7810 Fax 323 720 7886